Exhibit 99.5
HORIZON LINES TO OFFER $300 MILLION OF CONVERTIBLE SENIOR NOTES
Charlotte, North Carolina, July 31, 2007 — Horizon Lines, Inc. (NYSE: HRZ) today announced its intention to offer, subject to market and other conditions, approximately $300 million principal amount of Convertible Senior Notes due 2012 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible under certain circumstances, into cash up to the principal amount of the notes, and shares of Horizon Lines common stock or cash (at the option of Horizon Lines) for any conversion value in excess of the principal amount. Horizon Lines also expects to grant the initial purchasers an option to purchase up to $30 million of additional notes. The interest rate, conversion price and other terms of the notes will be determined by negotiations between Horizon Lines and the initial purchasers of the notes.
Horizon Lines expects to use a portion of the net proceeds of the offering to repurchase up to approximately 1 million shares of its common stock in privately negotiated transactions concurrently with this offering. The company also intends to enter into convertible note hedge transactions with one or more of the initial purchasers and/or their affiliates and, separately, to sell warrants to one or more of the initial purchasers and/or their affiliates. It plans to use a portion of the net proceeds of the offering, and of the warrants that it expects to sell, to pay the cost of the hedge transactions. If the initial purchasers exercise their option to purchase additional notes, the company intends to sell additional warrants and to use a portion of the net proceeds from the sale of the additional notes and from the sale of the additional warrants to increase the size of the convertible note hedge transactions. Horizon Lines intends to use the balance of the proceeds, together with cash on hand or borrowings from our existing facility or borrowings under a new senior secured credit facility that it expects to enter into to replace its existing facility, to fund its obligations to holders of its 9.00% Senior Notes due 2012 and its 11.00% Senior Notes due 2013 under the previously-announced offer to purchase any and all of such senior notes and to make certain consent payments to the holders of those notes.
The convertible note hedge transactions are intended to offset the potential dilution to Horizon Lines common stock upon potential future conversion of the notes. Horizon Lines has been advised that, in connection with establishing their initial hedge of the convertible note and the warrant transactions previously referenced, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to Horizon Lines common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Horizon Lines’ common stock concurrently with or following the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various transactions with respect to Horizon Lines’ common stock and purchase or sell Horizon Lines common stock in secondary market transactions following the pricing of the note (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of Horizon Lines’ common stock.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The securities and the shares of Horizon Lines common stock that would be issued upon conversion or exercise of the securities have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Media Contact:
Michael Avara of Horizon Lines, Inc.
1-704-973-7000
mavara@horizonlines.com